Exhibit 23.2


The Board of Directors
First Ecom.Com, Inc.
8/F, Henley Building
5 Queen's Road Central
Hong Kong

We consent to incorporation by reference in this Registration Statement on Form S-8 of First Ecom.Com, Inc. of our report, dated February 28, 2000, except for note 10, which is dated as of March 20, 2000, relating to the consolidated financial statements of First Ecom.Com, Inc. and its subsidiaries (a group of companies in development stage) as of December 31, 1999, the period from September 16, 1998 (date of inception) to December 31, 1998, and the period from September 16, 1998 (date of inception) to December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of First Ecom.Com, Inc. incorporated herein by reference.

KPMG
Hong Kong
August 3, 2000